This document constitutes part of a prospectus covering
      securities that have been registered under the Securities Act of 1933, as amended.

    CUC INTERNATIONAL INC. 1994 EMPLOYEE STOCK PURCHASE

                    PLAN DESCRIPTION OF THE PLAN

General

    The Board of Directors of CUC International Inc., a
Delaware corporation (the "Company"), adopted the CUC
International Inc. 1994 Employee Stock Purchase Plan (the
"Plan") on January 17, 1994.

     The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     IN CONSIDERING WHETHER OR NOT TO PARTICIPATE IN THE
PLAN, AN EMPLOYEE SHOULD BEAR IN MIND THAT AN INVESTMENT
IN THE COMMON STOCK OF ANY CORPORATION, INCLUDING THE
COMPANY, INVOLVES THE POSSIBLE RISK OF LOSS.  THE PRICE OF
THE COMPANY'S COMMON STOCK MAY DECREASE AS WELL AS
INCREASE AND THE COMPANY CANNOT ASSUME RESPONSIBILITY FOR
POSSIBLE LOSSES BECAUSE OF SUCH PRICE FLUCTUATIONS OR
OTHERWISE.

     The address of the Company is 707 Summer Street,
Stamford, Connecticut 06901 and its telephone number is
(203) 324-9261.

    The text of the Plan consists of the questions and answers on the following pages.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A
                   CRIMINAL OFFENSE.

     This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

     The date of this Prospectus is July 14, 1995.

Purpose

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide eligible employees of the Company and its subsidiaries with a simple and convenient method of purchasing shares of the Company's common stock, par value $.01 per share
     ("Common Stock"), at a discount without payment of any brokerage commission or service charge. To the extent that such shares are purchased from the Company, the Company will receive additional funds needed for general corporate purposes, including capital expenditures.

Purchase Price

2. What will be the price of shares purchased under the Plan?

     Shares of Common Stock may be purchased for ninety percent (90%) of the closing price of such shares on the New York Stock Exchange ("NYSE"), as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal (the "Purchase Price"), on the fifteenth day (or, if the fifteenth day is not a business day, on the last business day preceding the fifteenth day) of the month in which a purchase is deemed to be made as described below under "Holding
     Period/Disposition" (the "Pricing Date"). No shares will be sold by the Company under the Plan at less than the par value of such shares.

Advantages

3.   What are the advantages of the Plan?

     The Purchase Price for shares of Common Stock sold pursuant to the Plan represents a discount from the market price for such shares. No commission or service charge is paid by participants in connection with purchases under the Plan. Regular quarterly statements of account will provide simplified recordkeeping.


Shares Subject to the Plan

4. How many shares of Common Stock may the Company sell pursuant to the Plan?

     Subject to adjustment as provided under the heading
     "Recapitalizations" below, the Company may sell to participants pursuant to the Plan an aggregate of not more than seven hundred fifty thousand (750,000) shares of Common Stock, which shares may, in the discretion of the Board of Directors, consist either in whole or in part of authorized but unissued shares of Common Stock or shares of Common Stock held in the treasury of the Company. The Company shall at all times during the term of the Plan reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan.


Administration

5.   Who administers the Plan for participants?

     The Plan is administered by the Compensation
     Committee, whose members are appointed by the Board of Directors (the "Committee"). The Committee shall consist of not less than three members of the Board of Directors. The members of the Committee serve at the pleasure of the Board of Directors for such terms of office as the Board of Directors shall determine. Vacancies on the Committee are filled by the Board. The Committee has authority to construe, interpret and administer the Plan, to promulgate such rules as it deems necessary and to take all actions to carry out the terms of the Plan. The interpretation and construction by the Committee of any provisions of the Plan are final unless otherwise determined by the Board of Directors.
     No member of the Committee shall be liable for any action or determination made in good faith and such members shall be entitled to indemnification in the manner provided in the Company's by-laws. The members of the Committee receive no compensation for services rendered by them in connection with administering the Plan but may be reimbursed by the Company for out-of pocket expenses incurred by them in the performance of their duties, including, without limitation, such expenses incurred in connection with the attendance of meetings of the Committee.

Participation

6.   Who is eligible to participate?

     All full-time and regular part-time employees of the Company and its subsidiaries, except for any such employee who is also an officer or director of the Company, with over three (3) consecutive months of service as of the date of an election to participate in the Plan are eligible to participate in the Plan.
     There are no age restrictions on participation in the Plan. An eligible employee may neither assign nor pledge his right to participate in the Plan.

Method of Purchases

7.   How will purchases of shares be made under the Plan?

     An eligible employee who wishes to purchase shares of Common Stock pursuant to the Plan must submit on or before the Pricing Date immediately following any calendar quarter (i.e., April 15, July 15, October 15 or January 15) a purchase request for the shares of Common Stock. Purchase requests must be made on a form of CUC International Inc. 1994 Employee Stock
     Purchase Plan Commitment Letter ("SPP Commitment
     Letter") available from the Company specifying the number of shares desired to be purchased and the method of payment. Participants have two choices for payment of their shares: (1) cash, or (2) payroll deduction. Subject to the terms and conditions of the Plan, participants may withdraw from participation in the Plan and re-enroll as often as they like.

     Cash Payment Procedure: A participant wishing to purchase shares with cash must complete the form of SPP Commitment Letter, specifying in the place provided the dollar amount which the employee wishes to apply to purchases of shares of Common Stock and the maximum number of shares, if any, which such participant wishes to purchase under the Plan, and return such form to the Company on or before the Pricing Date for such calendar quarter, together with a bank or personal check in the amount specified in the SPP Commitment Letter. Completed forms and checks should be delivered to the Financial Services
     Department, 707 Summer Street,
     Stamford, Connecticut 06901.

     Forms and cash received in Stamford prior to 12:00 noon EST on the Pricing Date following any calendar quarter will be applied to transactions hereunder to be effected on the next business day after such Pricing Date. Forms and cash received after such time will be applied to transactions hereunder to be effected on the next business day after the Pricing
     Date in the next succeeding calendar quarter.

     Payroll Deduction Procedure: A participant wishing to purchase shares by payroll deduction must complete the form of SPP Commitment Letter, specifying in the place provided the dollar amount to be deducted from the participant's bi-weekly paycheck, and return such form to the Company. Completed forms should be delivered to the Financial Services Department, 707 Summer
     Street, Stamford, CT 06901 with a copy of the completed form to the participant's local payroll department.

     Amounts deducted from paychecks issued during each calendar quarter (plus amounts carried over from the prior quarter, if any), will be applied to transactions effected on the next business day after the Pricing Date which occurs on the fifteenth day following the end of such quarter.

     The deductions requested in a participant's SPP
     Commitment Letter will continue to be made until the participant delivers a SPP Commitment Letter with a termination request set forth in the place provided to the Financial Services Department and to the participant's payroll department. See "Withdrawal" below.

     No fractional shares will be issued. Funds not used for purchases in respect of any calendar quarter will be applied to purchases in respect of the next succeeding calendar quarter.

Purchase Amounts

8.   How many shares can a participant purchase?

     A participant may purchase in respect of any calendar quarter up to such number of shares of Common Stock for which the total purchase price paid by such participant does not exceed twenty-five percent (25%) of that employee's "eligible year-to-date earnings" at the end of such quarter. "Eligible year-to-date earnings" include salary, bonus and commission, but do not include any profit sharing or other miscellaneous income. Unused year-to-date compensation is cumulative with respect to any calendar quarter.

Recapitalizations

9. Will a participant's stock holdings be diluted in the case of a stock split, stock dividend, recapitalization or other similar transaction?

     No. The total number of shares of Common Stock reserved for issuance under the Plan, and the number of shares held by each participant under the Plan, will be proportionately adjusted, in the discretion of the Board of Directors, in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split up, spin-off, combination, stock repurchase, exchange of shares, warrants or rights offering to purchase stock at a price substantially below fair market value or other similar corporate event affecting the Common
     Stock in order to preserve the benefits intended to be made available under the Plan. The determination of the Board of Directors as to what adjustments shall be made, and the extent thereof, will be final.

     In the event of a change in Common Stock which is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

Costs

10. Are there any out-of-pocket costs to participants in connection with purchases under the Plan?

     No. All costs of administration of the Plan are to be paid by the Company. There are no brokerage fees or commissions charged to participants in connection with the purchase of shares under the Plan. However, the 10% discount applied to purchases under the Plan will be treated as taxable income to the participant. See
     "Taxes" below.

Withdrawal

11.  How does a participant withdraw from the Plan?

     A participant may withdraw from the Plan in a number of ways.

     First, a participant may notify the Company in writing that he wishes to withdraw. Such notice should be addressed to the Financial Services Department at the Company at 707 Summer Street, Stamford, Connecticut
     06901. A participant may withdraw from participation in the Plan at any time. Any funds the Company has received from the participant through the date of his withdrawal from participation in the Plan, whether by cash payment or payroll deduction, will be used to purchase shares of Common Stock on the next business day after the fifteenth day following the end of the calendar quarter in which the participant notified the Company of his withdrawal. Any funds remaining thereafter which have not been used to purchase shares for the participant will be returned to him after one calendar quarter has elapsed in which the participant has had no activity in the Plan. A participant's funds returned to him upon withdrawal from the Plan will not be subject to any charges or deductions.

     Second, a participant will be deemed to have withdrawn from participation in the Plan if the participant has no activity in the Plan in any calendar quarter. Any funds the Company has received from the participant, whether by cash payment or payroll deduction, which have not been used to purchase shares for the participant will be returned to him after one calendar quarter has elapsed in which the participant has had no activity in the Plan.

     Third, in the event that a participant's employment with the Company or a subsidiary of the Company terminates for any reason whatsoever, such participant shall be deemed to have withdrawn from participation in the Plan effective as of the end of the calendar quarter in which the participant's employment terminated. Any funds the Company has received from the participant, whether by cash payment or payroll deduction, which have not been used to purchase shares for the participant will be returned to him after one calendar quarter has elapsed in which the participant has had no activity in the Plan.

Holding Period/Disposition

12. How long must a participant hold shares purchased pursuant to the Plan?

     Shares purchased by participants pursuant to the Plan will be deemed to have been purchased as of the next business day after the Pricing Date which is fifteen days after the close of the calendar quarter in respect of which cash has been delivered to the Company or payroll deductions have been made.
     However, such shares will be held by the Company's transfer agent, the First National Bank of Boston
     ("Bank of Boston"), on behalf of the participant for a period of three (3) months after the day on which such shares are deemed purchased and no transfers or dispositions of such shares will be permitted during such quarter (the "holding period").

     Upon request, at any time after the expiration of the holding period, the Bank of Boston will cause certificates evidencing shares of Common Stock purchased pursuant to the Plan to be issued in the name of the requesting participant and to be delivered to such participant. Thereupon, subject to the restrictions described below under the heading
     "Restrictions on Transfer," a participant may sell some or all of the shares purchased pursuant to the Plan.

Reported Price of Shares

13. How can participants determine the reported price of their shares of Common Stock?

     Shares of Common Stock of the Company are traded on the NYSE under the ticker symbol CU. The prior day's high, low and closing price are listed daily in the New York Stock Exchange Composite Transactions in the
     Wall Street Journal and other publications.

Restrictions on Transfer

14. Following expiration of the holding period referred to above under "Holding Period/Disposition," what restrictions are there on the transfer of shares purchased under the Plan?

     The resale and reoffer of shares of Common Stock received under the Plan are subject to compliance with federal and state securities laws and the policies of the Company as in effect from time to time, and participants are advised to consult with legal counsel as to such compliance prior to the resale or reoffer of such securities.
     Under the Plan, no person has or may create a lien on any funds or shares of Common Stock held under the Plan.

Reports to Participants

15. What kind of reports will be sent to participants in the Plan?

     Statements of account will be mailed to each participant within 30 days of the end of each calendar quarter. The statement is a participant's continuing record of the cost of his purchases and should be retained for income tax purposes. In addition, each participant who has become a record holder of shares of Common Stock will receive copies of communications sent to holders of the Common Stock, including the Company's Annual Report, the Notice of Annual Meeting,
     Proxy Statement and any Internal Revenue Service information for reporting any dividend income.

Incorporation of Certain Documents by Reference; Further
Information

16. What other information regarding the Company and the Plan is available to participants?

     The documents listed below are incorporated by reference herein and constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the
     "Securities Act"):

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995, filed with the Securities and Exchange Commission
          ("SEC") pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the
          "1934 Act");

          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1995, filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act; and

          (c)  the description of the Common Stock
          contained in the Company's Registration Statements on Form 8A filed with the SEC on July 27, 1984 and August 15, 1989 (and any amendment or report filed for the purpose of updating the description).

     All documents filed after the date hereof pursuant to Sections 13, 14 and 15(d) of the 1934 Act, prior to the termination of the offering of shares of Common
     Stock hereunder, shall be deemed to be incorporated by reference herein and to be a part of such prospectus from the date of filing of such documents.

     The Company undertakes to provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all documents that are required to be delivered to eligible employees of the Company pursuant to Rule
     428(b) under the Securities Act (including any updating information required to be furnished to reflect material changes to the Plan) and any and all of the information that has been incorporated by reference herein and in the Registration Statement on Form S-8 filed with the SEC from a document or part thereof not delivered with the prospectus, but not including exhibits to the document unless such exhibits are specifically incorporated by reference.
     Requests for such information should be directed to the Investor Relations Department, CUC International
     Inc., 707 Summer Street, Stamford, Connecticut 06901, telephone number: (203) 324-9261.

Experts

17. Is any information described above under "Incorporation of Certain Documents by Reference;
     Further Information" incorporated by reference herein in reliance upon reports of experts?

     The consolidated financial statements of the Company for the fiscal year ended January 31, 1995, appearing in the Company's Annual Report on Form 10-K for such fiscal year have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month period ended April 30, 1995, incorporated by reference herein, Ernst & Young have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company's Quarterly Report on Form 10-
     Q for the quarter ended April 30, 1995, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

Certificates for Shares

18.  Will certificates be issued for shares purchased?

     As discussed above under the heading "Holding Period/Disposition," all shares of Common Stock purchased pursuant to the Plan will be held by the Bank of Boston on behalf of the participants during the holding period and, upon request, at any time after the expiration of the holding period, certificates representing such shares will be issued and distributed by the Bank of Boston to participants.

19. In whose name will certificates be registered when issued to participants who have requested them?

     Certificates for shares will be in the name of the participant at the time the participant enters the Plan.

Taxes

20. What are the federal income tax consequences of participation in the Plan?

     A participant will have taxable compensation income on the 10% discount applied to purchases under the Plan in the year the shares purchased are first eligible to be sold in the open market, regardless of whether such participant actually sells the shares at that time (e.g., shares deemed to be purchased in October 1995 would be delivered to the participant and would be eligible for sale in January 1996;
     therefore, the 10% portion would be taxable income in
     1996).

     A participant will recognize gain or loss when the shares are sold or exchanged. The amount of gain or loss will be the difference between the amount which the participant receives for the shares and the tax basis thereof. The tax basis for the shares will be the purchase price of the shares increased by the amount the participant takes into income as a result of the purchase.

     The holding period for the shares will begin at the time the participant realizes the compensation income. If the shares are capital assets in the hands of the participant, gain or loss would be considered long term capital gain if the participant sells the shares after holding them for more than twelve months.

     All participants are urged to consult their own tax advisors to determine the particular tax consequences which may result from their participation in the Plan and their subsequent disposition of the shares purchased pursuant to the Plan.

Voting

21. How will a participant's shares be voted at shareholders' meetings?

    In connection with any annual or special meeting of shareholders, a proxy card will be sent to each participant that has become a record holder of shares of Common Stock, as in the case of shareholders not participating in the Plan. This proxy will apply to all shares registered in the participant's name.

Limitations of the Company

22. What are the responsibilities of the Company under the Plan?

     The Company will not be liable under the Plan for any act done in good faith or for any good faith omission to act.

     Each participant should recognize that the Company cannot give any assurances that any participant will receive a profit or not suffer a loss in respect of the shares purchased by him under the Plan.

Amendment; Termination

23.  May the Plan be changed or discontinued?

     Notwithstanding any other provision of the Plan, the Board of Directors of the Company, the Committee, or any designated committee thereof, reserves the right to amend, suspend, modify or terminate the Plan at any time. Notice of any material amendment, suspension, modification or termination will be sent to all participants.